Exhibit 3.1
      I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ADVENTRX PHARMACEUTICALS, INC. ”, FILED IN THIS OFFICE ON THE FIFTH DAY OF OCTOBER, A.D. 2009, AT 7:12 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
2558142 8100 090911362	AUTHENTICATION: 7567278 DATE: 10-06-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:19 PM 10/05/2009
FILED 07:12 PM 10/05/2009
SRV 090911362 – 2558142 FILE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADVENTRX PHARMACEUTICALS, INC.

Pursuant to Sections 228 and 242 of
the General Corporation Law of the
State of Delaware

     ADVENTRX PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: That the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to increase the number of authorized shares of common stock from 200,000,000 to 500,000,000 shares, with a corresponding increase in the total number of shares which the Corporation is authorized to issue from 201,000,000 to 501,000,000. To this end, the Board of Directors has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation to issue and to increase the authorized number of shares of common stock, with a corresponding increase in the total number of shares authorized; and (ii) declaring such amendment to be advisable for the Corporation and its stockholders.
     SECOND: That the stockholders of the Corporation have authorized and approved the amendment in accordance with Section 216 of the Delaware General Corporation Law.
     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.
     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.
     FIFTH: That upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, Section (A) of Article IV of the Amended and Restated Certificate of Incorporation shall be amended such that, as amended, said section shall read in its entirety as follows:
     “(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Five Hundred One Million shares (501,000,000), each with a par value of $0.001 per share. Five Hundred Million (500,000,000) shares shall be Common Stock, and One Million (1,000,000) shares shall be Preferred Stock.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Brian M. Culley., its Chief Business Officer and Senior Vice President, this 5th day of October, 2009.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Brian M. Culley
Brian M. Culley
Chief Business Officer and Senior Vice President